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            HOMECOM COMMUNICATIONS, INC. APPOINTS REASSURANCE COMPANY
                            OF HANOVER CEO TO BOARD

ATLANTA--April 1, 1999--HomeCom Communications, Inc. (Nasdaq Small Cap: HCOM) announced the appointment of William W. Walker, President and Chief Executive Officer for the Reassurance Company of Hanover("RCH"), to its Board of Directors. Walker replaces retiring board member, Gregory Abowd.

Walker has a distinguished 40-year career in the Insurance industry, beginning with United Family Life Insurance Company. He also served as Assistant Vice President with American Pioneer Life, Assistant Secretary with General Reassurance Company, and Vice President with North American Reassurance (a.k.a. Swiss Re America). Walker joined RCH in 1993 a President and CEO. During this period, RCH has increased gross premiums from $25 million to $750 million. Walker is a graduate of Marshall University where he also received his L.L.B. degree.

Mr. Harvey Sax, President and CEO of HomeCom Communications stated, "We are very excited to have Bill Walker become a member of the HomeCom Board of Directors. His many years of success and knowledge, in the insurance industry, will be a tremendous asset as HomeCom continues to expand our already successful insurance operation. Also, I would like to express my deepest gratitude to Gregory Abowd for his unselfish contributions as an active member of the HomeCom Board of Directors."

Mr. William W. Walker, President and CEO of the Reassurance Company of Hanover, stated "I am very pleased to have the opportunity to join the dynamic HomeCom group. There is no question in my mind that 30% to 50% of financial services purchased, including insurance, banking and securities, will be conducted by e-commerce within the next three to five years. HomeCom is best situated to lead this effort through their Intranet, Internet and web-site offerings - particularly in view of their superior site security systems."

HomeCom Communications, Inc. (Nasdaq Small Cap: HCOM) specializes in Internet application solutions for the financial services market, providing all of the professional services and technology necessary to develop and integrate an online marketplace. In addition, HomeCom offers several products designed for e-commerce in the financial services industry, which includes Personal Internet Banker(tm) (PIB), Harvey(tm), InsureRate(tm), and its Internet Security Services Division. In May 1998, HomeCom was selected by ZD Internet Magazine as one of the Top 20 Internet consulting firms in the country.

Certain of the statements included in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company notes that a variety of factors could cause the company's actual results and experience to differ materially from those expressed in these forward-looking statements.